Exhibit 5.1

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 4190

February 22, 2019	FILE NO: 54521.0000001

Board of Directors

Arlington Asset Investment Corp.

1001 Nineteenth Street North

Arlington, Virginia 22209

Issuance of up to 6,900,000 Shares of Class A Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Arlington Asset Investment Corp., a Virginia corporation (the “Company”), in connection with the issuance and sale by the Company of up to 6,900,000 shares (the “Shares”) of Class A common stock, par value $0.01 per share, of the Company (“Common Stock”) (including up to 900,000 shares subject to the Underwriters’ 30-day option to purchase additional shares of Common Stock), pursuant to an underwriting agreement, dated February 19, 2019 (the “Underwriting Agreement”), by and among the Company and the several underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”), for whom Morgan Stanley & Co. LLC and JMP Securities LLC are acting as representatives. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-215384), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on December 30, 2016, and declared effective by the Commission on February 17, 2017 (the “Registration Statement”).

In connection with the foregoing, we have examined the following documents:

1.

the Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) on February 13, 2019 and by the Secretary of the Company on the date hereof;

2.	the Amended and Restated Bylaws of the Company, as amended through the date hereof, as certified by the Secretary of the Company on the date hereof;

3.

resolutions of the Board of Directors of the Company adopted at meetings duly called and held on December 16, 2017 and February 4, 2019, with respect to, among other things, the issuance, sale and due authorization of the Shares and the formation of a pricing committee of the Board of Directors of the Company

ATLANTA  AUSTIN  BANGKOK  BEIJING  BOSTON  BRUSSELS  CHARLOTTE  DALLAS   DUBAI  HOUSTON  LONDON  LOS ANGELES

MIAMI  NEW YORK  NORFOLK  RESEARCH TRIANGLE PARK  RICHMOND  SAN  FRANCISCO  THE WOODLANDS  TYSONS  WASHINGTON, DC

Board of Directors

Arlington Asset Investment Corp.

February 22, 2019

(the “Pricing Committee”) in connection therewith (collectively, the “Board Resolutions”), and resolutions of the Pricing Committee, adopted at a meeting held on February 19, 2019, with respect to the pricing of the issuance of the Shares (the “Pricing Committee Resolutions,” and together with the Board Resolutions, the “Resolutions”), each as certified by the Secretary of the Company as of the date hereof;

4.	a certificate, dated February 22, 2019, from the SCC as to the Company’s existence and good standing in the Commonwealth of Virginia (the “Virginia Certificate”);

5.	a certificate executed by the Secretary of the Company certifying as to certain factual matters as of the date hereof (the “Secretary’s Certificate”);

6.	the Registration Statement;

7.

the prospectus supplement, dated February 19, 2019, in the form filed with the Commission on February 21, 2019, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated February 17, 2017 (collectively, the “Prospectus”); and

8.	an executed copy of the Underwriting Agreement.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof; (iii) the legal capacity of natural persons; (iv) the genuineness of all signatures; and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.

We do not purport to express an opinion on any laws other than the Virginia Stock Corporation Act, and we base our opinion set forth in Item 1 below solely on our review of the Virginia Certificate.

Board of Directors

Arlington Asset Investment Corp.

February 22, 2019

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1. The Company is a corporation existing and in good standing under the laws of the Commonwealth of Virginia. The Company has the corporate power and authority to issue the Shares.

2. The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Form 8-K”), which is incorporated by reference into the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We consent to the filing of this opinion on the date hereof as Exhibit 5.1 to the Form 8-K and the said incorporation by reference and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton Andrews Kurth LLP